EXHIBIT 3

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                         CEDRIC KUSHNER PROMOTIONS, INC.
                             a Delaware Corporation
                                       AND
                                  CKRUSH, INC.
                             a Delaware Corporation

     It is hereby certified that:

     1. Cedric Kushner Promotions, Inc. (the "Corporation") is a business corporation of the State of Delaware.

     2. The Corporation is the owner of all of the outstanding shares, all of which shares are of one class, of Ckrush, Inc., which is also a business corporation of the State of Delaware.

     3. On December 9, 2005, the Board of Directors of the Corporation adopted the following resolutions to merge Ckrush, Inc. into the Corporation:

        RESOLVED, that Ckrush, Inc. be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of Ckrush, Inc. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Ckrush, Inc. in its name.

        RESOLVED, that this Corporation shall assume all of the obligations of Ckrush, Inc.

        RESOLVED, that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and with any other appropriate jurisdiction.

        RESOLVED, that this Corporation shall change its corporate name to Ckrush, Inc.

        RESOLVED, that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective shall be 11:59 p.m. on the date of filing this Certificate in the office of the Secretary of State of Delaware.

Executed on:      December 9, 2005


                                         CEDRIC KUSHNER PROMOTIONS, INC.

                                      /s/ James DiLorenzo
                                      -------------------
                                      James DiLorenzo, Executive Vice President